                                                                    EXHIBIT 11.1

                   K & G MEN'S CENTER, INC. AND SUBSIDIARIES
                      COMPUTATION OF NET INCOME PER COMMON
                          AND COMMON EQUIVALENT SHARES

                                          FISCAL YEAR ENDED
                               --------------------------------------
                                JANUARY 29,  JANUARY 28,  FEBRUARY 2,
                                   1995         1996         1997
                               ------------  -----------  -----------
Weighted average common
  and common equivalent
  shares outstanding/1/          6,615,000     7,875,000    7,875,000

Issuance of common stock
  in T&C Acquisition               630,000             0            0

Initial public offering                  0             0    1,691,250

Issuance of Common Stock                 0             0      116,070
                                 ---------    ----------    ---------
Weighted average common
  and common equivalent
  shares outstanding             7,245,000     7,875,000    9,682,320
                                 ---------    ----------    ---------
Net Income                       2,298,000     3,186,000    4,584,000
                                 ---------    ----------    ---------
Net income per common and
  common equivalent
  shares outstanding                 $0.32         $0.40         0.47
                                 =========    ==========    =========

----------------

/1/ The weighted average number of common and common equivalent shares outstanding for all periods presented includes the effects of the August 1994 stock dividend and December 1995 and March 1997 stock splits, effected as stock dividends. In addition, the Redeemable Common Stock Series B is considered a common Stock equivalent and has been reflected on an as-if-converted basis in all periods presented.